Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Entrada Therapeutics, Inc. 2021 Stock Option and Incentive Plan, the Entrada Therapeutics, Inc. 2021 Employee Stock Purchase Plan and the Entrada Therapeutics, Inc. 2016 Stock Incentive Plan of Entrada Therapeutics, Inc. of our report dated August 6, 2021 (except for Note 12(D), as to which the date is October 25, 2021) with respect to the financial statements of Entrada Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-260160), as amended, and related Prospectus of Entrada Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 28, 2021